Exhibit 10.1

October 16, 2014

Lakes Florida Development, LLC

c/o Lakes Entertainment, Inc.

130 Cheshire Lane, Suite 101

Minnetonka, MN 55305

Attention: Damon E. Schramm, General Counsel

Ladies and Gentlemen:

Reference is made to the Purchase Agreement, dated as of April 21, 2014, (the “Purchase Agreement”), by and among Lakes Florida Development, LLC, a Minnesota limited liability company (the “Seller”) and ONDISS Corp., a Florida corporation (the “Purchaser” and, together with the Seller, the “Parties”).

As set forth herein, the Parties wish to (a) accelerate all remaining scheduled Closings pursuant to Section 1.3 of the Purchase Agreement and offer a discount to the balance of the Purchase Price; and (b) agree to certain other matters as set forth in this letter agreement (this “Letter Agreement”). Capitalized terms used, but not otherwise defined, in this Letter Agreement shall have the meanings ascribed to them in the Purchase Agreement.

In consideration of the mutual agreements, provisions and covenants contained in this Letter Agreement and the Purchase Agreement, the Parties hereto hereby agree as follows:

1.     Accelerated Balance of Purchase Price. As of the date hereof, the balance of the discounted Purchase Price is One Million Three Hundred Ninety One Thousand Nine Dollars ($1,391,009). The Purchaser shall pay the balance of the Purchase Price to the Seller on the Second Closing Date, as defined below.

2.     Accelerating Closing. Pursuant to Section 1.3 of the Purchase Agreement, all remaining Closings are hereby accelerated to October 21, 2014 or such other date as the Parties may agree in writing (the “Second Closing Date”). On the Second Closing Date, the Seller shall transfer and assign to the Purchaser the balance of the Purchased Interests, which represent three percent (3.0%) of the Member Interests of the Company.

3.     Notice. The Parties hereby waive the notice requirements contained in Sections 1.3 and 8.4 of the Purchase Agreement.

4.     Governing Law. This Letter Agreement shall be deemed to be a contract made under the laws of the State of Florida and, for all purposes, shall be governed by and construed in accordance with the laws of such state.

5.     No Further Effect; Amendments. Except as expressly set forth herein, this Letter Agreement does not, by implication or otherwise, alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Purchase Agreement. Any amendment or supplement to this Letter Agreement or waiver of any provision hereof shall require the written consent of each party hereto.

6.     Miscellaneous. This Letter Agreement may be executed in any number of counterparts (including facsimile and PDF counterparts), any one of which need not contain the signatures of more than one of the Parties. Each counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Letter Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and may not be amended or modified except in writing signed by each party hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have hereby executed this Letter Agreement, as of the date first above written.

SELLER:

LAKES FLORIDA DEVELOPMENT, LLC, a Minnesota limited liability company

By:	/s/ Damon Schramm
Name:	Damon Schramm
Title:	Secretary

PURCHASER:

ONDISS Corp., a Florida corporation

By:	/s/ Federico de Achaval
Name:	Federico de Achaval
Title:	President

Signature page to Side Letter